ESCROW AGREEMENT

     ESCROW AGREEMENT, dated ___________, 1996 (the "Escrow Agreement"), among OMNICOM GROUP INC., a New York corporation ("Omnicom"); KETCHUM COMMUNICATIONS HOLDINGS, INC., a Pennsylvania corporation (the "Surviving Corporation"); PAUL
H. ALVAREZ, as Representative (the "Representative") of the former shareholders of Ketchum Communications Holdings, Inc., a Pennsylvania corporation (the
"Company"); and THE CHASE MANHATTAN BANK, N.A., as Escrow Agent (the "Escrow Agent").

     Omnicom, KCI Acquisition Inc. ("OmniSub") and the Company are parties to a certain Agreement and Plan of Merger dated March __ 1996 (the "Merger Agreement"), pursuant to which Omnicom acquired the Company through the merger of OmniSub with and into the Company. Under the Merger Agreement, the Company has made certain representations and warranties, and undertaken certain obligations, to Omnicom, and the former shareholders of the Company (collectively referred to herein as the "Shareholders") through the mechanism of this Escrow Agreement have approved the indemnification of Omnicom against certain Losses which Omnicom or other Indemnified Parties may sustain or to which Omnicom or other Indemnified Parties may be subjected (as more fully set forth in the Merger Agreement). Pursuant to the Merger Agreement, the Shareholders have approved the creation of an "Escrow Fund" in accordance with the terms of this Agreement to secure Omnicom against such Losses. Any claims made by Omnicom against the Escrow Fund are herein collectively called "Claims", and individually a "Claim"; however, a Claim shall become reimbursable hereunder only if, and to the extent that, it becomes a "Final General Claim for Reimbursement", as defined in Section 2.2 hereof, or a "Final Special Claim for Reimbursement", as defined in Section 4.2 hereof. Terms defined in the Merger Agreement that are not otherwise defined herein are used herein with the



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meanings  ascribed to them therein;  a list of such terms is attached  hereto as
Exhibit 1.

     The appointment of the Representative and the terms of this Escrow Agreement were approved by the Shareholders of the Company at a Special Meeting of Shareholders held on May __, 1996.

     Accordingly, the parties hereby agree as follows:

1. ESTABLISHMENT OF ESCROW FUND

     1.1 Establishment of Escrow Fund. Simultaneously herewith, pursuant to the Merger Agreement, Chemical Mellon Shareholder Services, in accordance with instructions from Omnicom, is depositing with the Escrow Agent on behalf of the Shareholders, certificates registered in the name of the Shareholders, representing in the aggregate the number of shares of Omnicom Stock set forth opposite each Shareholder's name in Schedules A and B hereto, and the Representative (on behalf of the Shareholders) is depositing stock powers in respect of such certificates, duly executed in blank. Such Omnicom Stock, and any other property distributable with respect thereto or in exchange therefor and held in the Escrow Fund as provided in Section 7.2 hereto, are herein collectively referred to as the "Common Stock". The Escrow Fund shall be held by the Escrow Agent and shall be dealt with by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

     1.2 Specific Funds within the Escrow Fund. The Omnicom Stock set forth in Schedule A hereto ( _______ shares of Omnicom Stock having an aggregate value (computed in accordance with Section 6.1 hereof) of $4,400,000) shall constitute that portion of the Escrow Fund which is sometimes hereinafter referred to as the "General Escrow Fund"; and the Omnicom Stock set forth in Schedule B hereto ( ________ shares of Omnicom Stock having an aggregate value (computed in accordance with Section 6.1 hereof) of $2,500,000) shall constitute that portion of the Escrow Fund which is sometimes hereinafter referred to as the "Special Escrow Fund".


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

2. PROCEDURES WITH RESPECT TO GENERAL CLAIMS

     2.1 General Claims by Omnicom. (a) If an Indemnified Party has a Claim, including a Claim arising from a suit, action, proceeding or investigation by a third party that may result in any Losses under clause (a) of Section 11.2 of the Merger Agreement ("General Losses" and the Claims with respect thereto, "General Claims"), Omnicom shall give notice thereof (the "General Claims Notice") substantially in the form of and in conformity with the instructions contained in Exhibit 2 hereto to the Representative and to the Escrow Agent. The General Claims Notice shall describe the General Claim in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the General Losses that have been or may be suffered by Omnicom and for the applicable Indemnified Party, as the case may be. General Losses shall be reimbursed solely out of the General Escrow Fund.

     (b) Within 30 days after Omnicom shall give the Representative a General Claims Notice (or sooner, if the nature of the Asserted Liability so requires), the Representative, by notice to Omnicom with a copy to the Escrow Agent (the "Representative's Notice"), either shall (i) concede liability in whole with respect to such General Claim, (ii) demand that an arbitration proceeding under
Section 13 hereof be held to determine whether such General Claim is one covered by Section 11.2(a) of the Merger Agreement and this Escrow Agreement and/or in the case of matters other than Third Party Claims to determine the amount of the General Claim, or (iii) concede liability in part and demand such arbitration in part. The failure by the Representative to give the Representative's Notice within the specified period shall be deemed a concession of liability in whole. The Representative shall be afforded reasonable access by Omnicom to the documentation relating to any Asserted Liability included in a General Claims Notice as may under the circumstances reasonably be required by the Representative to make a determination required to be made by the Representative under this Section 2.1.



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     2.2 Final General  Claims for  Reimbursement.  All General Claims for which the Representative shall have conceded liability, or shall have been deemed to have conceded liability pursuant to the provisions of Section 2.1, shall be final and binding upon the Representative, the Shareholders, Omnicom and the Surviving Corporation. If the Representative shall demand arbitration as provided in Section 2.1, the General Claim that was objected to shall become final and binding upon Omnicom, the Surviving Corporation, the Representative and the Shareholders upon (a) a final decision in arbitration as provided in
Section 13 hereof, or (b) upon the matter being otherwise agreed to in writing by Omnicom and the Representative. A General Claim which is final and binding upon Omnicom, the Surviving Corporation, the Shareholders and the Representative as of any given time is hereinafter called a "Final General Claim for Reimbursement".

     2.3 Limitation of General Claims. Notwithstanding anything to the contrary herein, none of the General Escrow Fund will be released and delivered to Omnicom pursuant to any General Claim (other than a General Claim under Section
3.27 or 3.28 or the last sentence of Section 3.19.3 of the Merger Agreement) except to the extent that the aggregate amount of all Final General Claims for Reimbursement (ignoring any General Claim(s) under Section 3.27 or 3.28 or the last sentence of Section 3.19.3 of the Merger Agreement) exceeds the sum of $100,000 and then only to the extent of such excess. As a General Claim becomes a Final General Claim for Reimbursement, Omnicom and the Representative (or the arbitrator, as the case may be) shall provide the Escrow Agent with a certificate with respect to the compliance of the Final General Claim for Reimbursement with this Section 2.3.

3. DISTRIBUTIONS FROM GENERAL ESCROW FUND

     3.1 Definitions. As used herein: "First General Distribution Date" shall mean the business day next following the earlier of (i) the date following the first independent audit report, if any, of the financial results of the Surviving Corporation following the Effective Time or (ii) one year from the date hereof; and "Final General Distribution Date" shall mean the first business


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day on which all matters  reserved  against in respect of General  Claims  shall have been finally determined or settled. If no matters are or remain reserved against on the First General Distribution Date, the First General Distribution Date shall also be the Final General Distribution Date. Omnicom shall give notice to the Escrow Agent, with a copy to the Representative, five business days prior to the occurrence of the First General Distribution Date.

     3.2 Reimbursement of Final General Claims for Reimbursement Before or On First General Distribution Date. From the date of this Escrow Agreement to and including the First General Distribution Date, the Escrow Agent from time to time shall (subject to Section 2.3) transfer and deliver to Omnicom such number of shares of Common Stock forming the General Escrow Fund as shall have a value (computed in accordance with Section 6.1 hereof) equal to the Final General Claims for Reimbursement which have not previously been paid to Omnicom; provided however, that in no event shall Omnicom receive any distribution from the General Escrow Fund prior to such time as Omnicom releases and publishes financial results of the combined operations of Omnicom and the Surviving Corporation covering a period of at least 30 days after the Effective Time of the Merger (such time being hereinafter referred to as the "Publication Date"). Omnicom shall promptly give notice (the "Publication Notice") to the Escrow Agent, with a copy to the Representative, of the release and publishing of such financial results and the occurrence of the Publication Date substantially in the form of Exhibit 3 hereto including an authorization and direction to release the shares of Omnicom Stock set forth on Schedule C hereto; and within five days after the Publication Date, the Escrow Agent shall mail or deliver to each Company Affiliate (as such term is used in Section 8) the stock certificate(s) identified next to his or her name on Schedule C hereto.

     3.3 Reservation of Amounts at First General Distribution Date. On the First General Distribution Date, the Escrow Agent shall reserve in the General Escrow Fund such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the sum of (i) an amount in respect


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of the amounts  claimed in all General  Claims Notices given pursuant to Section
2.1 hereof which have not become Final Claims for Reimbursement, but which are still asserted by Omnicom and are then pending and undecided ("Pending General Claims") as set forth in a certificate signed by Omnicom and delivered to the Escrow Agent (provided, that if the Representative does not agree on such amount, the dispute shall be submitted by the Representative to arbitration in accordance with Section 13 hereof and the determination of the arbitrator shall be final and conclusive; and further provided that pending the determination of the arbitrator, the amount to be reserved shall be the amount certified in writing to the Escrow Agent by Omnicom); and (ii) the aggregate amount of all Final General Claims for Reimbursement not theretofore paid to Omnicom.

     3.4 Distribution at First General Distribution Date. On the First Distribution Date, the Escrow Agent shall deliver to Omnicom from the General Escrow Fund any shares reserved pursuant to 3.3(ii) and shall deliver to the Shareholders in accordance with their respective interests that portion of the General Escrow Fund equal to the entire amount of the General Escrow Fund as originally deposited in accordance with Section 1 hereof, less the sum of (a) all amounts theretofore delivered from the General Escrow Fund to Omnicom pursuant to Section 3.2 hereof or this Section 3.4 and (b) the amount of the General Escrow Fund reserved pursuant to Section 3.3(i) hereof. If the foregoing calculation results in a negative amount, no portion of the General Escrow Fund shall be delivered to the Shareholders at the First General Distribution Date.

     3.5 Distributions As to Pending General Claims After the First General Distribution Date. After the First General Distribution Date, as each Pending General Claim reserved for on the First General Distribution Date becomes (x) a Final General Claim for Reimbursement, or (y) is withdrawn by Omnicom, or (z) is determined pursuant to a final decision in arbitration (as described in Section
13) not to be a proper General Claim, the Escrow Agent shall, subject to Section 2.3, deliver (a) to Omnicom, such number of shares of Common Stock as shall have



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a value  (computed in  accordance  with  Section 6.1 hereof)  equal to the Final
General Claim for Reimbursement which results from the determination of such Pending General Claim (and not previously paid to Omnicom), and (b) to the Shareholders in accordance with their respective interests, such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the amount, if any, of the excess of the reserve for such Pending General Claim over the Final General Claim for Reimbursement, if any, with respect to such Pending General Claim; provided, however, that no delivery shall be made hereunder to the Shareholders unless the aggregate amount reserved (after giving effect to such delivery) for all Pending General Claims is at least equal to the aggregate amount of such Pending General Claims.

     3.6 Distribution at Final General Distribution Date. On the Final General Distribution Date, the Escrow Agent shall deliver to Omnicom such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof and subject to Section 2.3 hereof) equal to the Final General Claims for Reimbursement which have not previously been paid to Omnicom, and shall deliver to the Shareholders in accordance with their respective interests the balance, if any, of the General Escrow Fund.

4. PROCEDURES WITH RESPECT TO SPECIAL ESCROW FUND

     4.1 Special Claims by Omnicom. (a) If an Indemnified Party has a Claim that may result in any Losses under clause (b) of Section 11.2 of the Merger Agreement ("Special Losses" and the Claims with respect thereto, "Special
Claims"), Omnicom shall give notice thereof (the "Special Claims Notice") substantially in the form of and in conformity with the instructions contained in Exhibit 2 hereto to the Representative and to the Escrow Agent. The Special Notice shall describe the Special Claim in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Special Losses that have been or may be suffered by Omnicom and for the applicable Indemnified Party, as the case may be. Special Losses shall be reimbursed solely out of the Special Escrow Fund.

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

     (b) Within 30 days after Omnicom shall give the Representative a Special Claims Notice (or sooner, if the nature of the Asserted Liability so requires), the Representative shall give a Representative's Notice in which he shall either
(a) concede liability with respect to the Special Claim or (b) if he shall dispute the Special Claim demand that an arbitration proceeding under Section 13 be held to resolve such dispute. The failure of the Representative to give the Representative's Notice within the specified period shall be deemed a concession of liability in whole with respect to the Special Claim. The Representative shall be afforded reasonable access by Omnicom to the documentation relating to a Special Claim as may under the circumstances reasonably be required by the Representative to make a determination required to be made by the Representative under this Section 4.1.

     4.2 Final Special Claims for Reimbursement. A Special Claim for which the Representative shall have conceded liability, or shall have been deemed to have conceded liability pursuant to the provisions of Section 4.1, shall be final and binding upon the Representative, the Shareholders, Omnicom and the Surviving Corporation. If the Representative shall demand arbitration as provided in
Section 4.1, the Special Claim shall become final and binding upon Omnicom, the Surviving Corporation, the Representative and the Shareholders upon (a) a final decision in arbitration as provided in Section 13 hereof, or (b) upon the matter being otherwise agreed to in writing by Omnicom and the Representative. A Special Claim which is final and binding upon Omnicom, the Surviving Corporation, the Shareholders and the Representative as of any given time is hereinafter called a "Final Special Claim for Reimbursement".

5. DISTRIBUTIONS FROM SPECIAL ESCROW FUND

     5.1 Definitions. As used herein: "First Special Distribution Date" shall mean the business day next following December 31, 1996; and "Final Special
Distribution Date" shall mean the first business day on which all matters reserved against in respect of Special Claims shall have been finally determined


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or settled.  If no matters are or remain  reserved  against on the First Special
Distribution Date, the First Special Distribution Date shall also be the Final Special Distribution Date.

     5.2 Reimbursement of Final Special Claims for Reimbursement Before or On First Special Distribution Date. From the date of this Escrow Agreement to and including the First Special Distribution Date, the Escrow Agent from time to time shall transfer and deliver to Omnicom such number of shares of Common Stock forming the Special Escrow Fund as shall have a value (computed in accordance with Section 6.1 hereof) equal to the Final Special Claims for Reimbursement which have not previously been paid to Omnicom; provided however, that in no event shall Omnicom receive any distribution from the Special Escrow Fund prior to the Publication Date.

     5.3 Reservation of Amounts at First Special Distribution Date. On the First Special Distribution Date, the Escrow Agent shall reserve in the Special Escrow Fund such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the sum of (i) an amount in respect of the amounts claimed in all Special Claims Notices given pursuant to Section
4.1 hereof which have not become Final Claims for Reimbursement, but which are still asserted by Omnicom and are then pending and undecided ("Pending Special Claims") as set forth in a certificate signed by Omnicom and delivered to the Escrow Agent (provided, that if the Representative does not agree on such amount, the dispute shall be submitted by the Representative to arbitration in accordance with Section 13 hereof and the determination of the arbitrator shall be final and conclusive; and further provided that pending the determination of the arbitrator, the amount to be reserved shall be the amount certified in writing to the Escrow Agent by Omnicom); and (ii) the aggregate amount of all Final Special Claims for Reimbursement not theretofore paid to Omnicom.

     5.4 Distribution at First Special Distribution Date. On the First Special Distribution Date, the Escrow Agent shall deliver to Omnicom from the Special Escrow Fund any shares reserved pursuant to 5.3(ii) and shall deliver to the Shareholders in accordance with their respective interests that portion of the


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Special  Escrow Fund equal to the entire  amount of the  Special  Escrow Fund as originally deposited in accordance with Section 1 hereof, less the sum of (a) all amounts theretofore delivered from the Special Escrow Fund to Omnicom pursuant to Section 5.2 hereof or this Section 5.4 and (b) the amount of the Special Escrow Fund reserved pursuant to Section 5.3(i) hereof. If the foregoing calculation results in a negative amount, no portion of the Special Escrow Fund shall be delivered to the Shareholders at the First Special Distribution Date.

     5.5 Distributions As to Pending Special Claims After the First Special Distribution Date. After the First Special Distribution Date, as each Pending Special Claim reserved for on the First Special Distribution Date becomes (x) a Final Special Claim for Reimbursement, or (y) is withdrawn by Omnicom, or (z) is determined pursuant to a final decision in arbitration (as described in Section
13) not to be a proper Special Claim, the Escrow Agent shall deliver (a) to Omnicom, such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the Final Special Claim for Reimbursement which results from the determination of such Pending Special Claim (and not previously paid to Omnicom), and (b) to the Shareholders in accordance with their respective interests, such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the amount, if any, of the excess of the reserve for such Pending Special Claim over the Final Special Claim for Reimbursement, if any, with respect to such Pending Special Claim; provided, however, that no delivery shall be made hereunder to the Shareholders unless the aggregate amount reserved (after giving effect to such delivery) for all Pending Special Claims is at least equal to the aggregate amount of such Pending Special Claims.

     5.6 Distribution at Final Special Distribution Date. On the Final Special Distribution Date, the Escrow Agent shall deliver to Omnicom such number of shares of Common Stock as shall have a value (computed in accordance with Section 6.1 hereof) equal to the Final Special Claims for Reimbursement which have not previously been paid to Omnicom, and shall deliver to the Shareholders


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in  accordance  with their  respective  interests  the  balance,  if any, of the
Special Escrow Fund.

6. PROCEDURES WITH RESPECT TO DISTRIBUTION

     6.1 Valuation. For all purposes of this Escrow Agreement, each share of Omnicom Stock shall be valued at $________.(1) If, at any time after the Closing Date and prior to the date of any distribution of Common Stock, Omnicom shall effect a stock dividend, stock split or combination of the Common Stock, or other recapitalization affecting the Common Stock, or shall effect a distribution (other than a distribution of cash dividends as described in Section 7.1 hereof) with respect to the Common Stock, or if Omnicom shall fix a record date falling on or prior to the date of any distribution of Common Stock from the Escrow Fund for any such stock dividend, stock split, combination, recapitalization, or distribution to take place after the date of such distribution, the foregoing valuation shall be adjusted appropriately by Omnicom (but subject to arbitration in accordance with Section 13 in the event of a dispute).

     6.2 Fractional Shares. No fractional shares of the Common Stock shall be issued or delivered pursuant to any provision of this Escrow Agreement. In making delivery of the Common Stock to Omnicom or the Representative, the Escrow Agent shall round off (up or down) any fractional share resulting from any calculation hereunder to the nearest whole share.

     6.3 Allocation. To the extent practicable all distributions made under this Escrow Agreement from the General Escrow Fund or the Special Escrow Fund, as the case may be, and whether payable to Omnicom or to the Shareholders, shall be taken proportionately from the Common Stock held in such Fund, registered in the name of each Shareholder as his respective interest appears on Schedule A or Schedule B hereto, respectively.

--------
(1) Insert the Market Value (as defined in the Merger Agreement)


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     6.4 Distribution  Consent.  Any other provision of this Escrow Agreement to the contrary notwithstanding, the Escrow Agent shall distribute the Escrow Fund in such manner at such time or times as Omnicom and the Representative may, in writing, jointly direct.

     6.5 No Recourse. Anything contained in this Escrow Agreement to the contrary notwithstanding, none of the Indemnified Parties shall have any recourse for any Losses arising under Section 11.2 of the Merger Agreement against past, present or future directors, officers or employees of the Company, the Shareholders, or the Representative, nor shall any of such persons be personally liable for any such Losses, it being expressly understood that the sole remedy of the Indemnified Parties for such Losses shall be against the Escrow Fund in accordance with this Escrow Agreement.

7. DIVIDENDS AND OTHER DISTRIBUTIONS; VOTING RIGHTS

     7.1 Cash Dividends. All cash dividends in respect of the Common Stock still then held in escrow, and all other distributions in respect of the Common Stock still then held in escrow that are taxable dividends for Federal income tax purposes (net of any taxes required to be withheld from such cash dividends or other distributions by Omnicom), shall be paid directly to the applicable Shareholder and shall be the sole property of such Shareholder, and the Escrow Agent shall have no duty, liability or obligation whatsoever with respect thereto.

     7.2 Distributions. Distributions of any kind, other than those described in
Section 7.1, shall be made by Omnicom, if practicable, directly to the Escrow Agent or, if made to any Shareholder, shall be delivered by such Shareholder, upon request from Omnicom, to the Escrow Agent. All such distributions shall be held in escrow pursuant to the provisions of this Escrow Agreement, but the Escrow Agent shall have no duty or obligation whatsoever to require that such distributions be delivered to it. Any delivery of the Common Stock to Omnicom or the Representative after any and all such distributions shall be appropriately adjusted so that the distributees will be in the same position as if such distributees had been, on any record date for any such distribution with respect

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to the Common  Stock,  the  holders of record of the number of shares of Omnicom
Stock distributable to them prior to any such distributions.

     7.3 Voting. Each Shareholder shall be entitled to exercise all voting rights with respect to the Common Stock registered in his name and constituting the Escrow Fund so long as such Common Stock continues to be held in escrow, and the Escrow Agent shall deliver to such Shareholder any proxies with respect thereto which the Escrow Agent receives.

8. COMPANY AFFILIATES' DEPOSIT OF OMNICOM STOCK

     Simultaneously herewith, pursuant to the Merger Agreement and paragraph 3 of the Affiliates Representation Letter referred to in Section 7.2 of the Merger Agreement, all of the shares of Omnicom Stock issued to the Company Affiliates under Article II of the Merger Agreement have been deposited with the Escrow Agent. All such shares of Omnicom Stock not part of the Escrow Fund shall be subject to the provisions of Section 7 and Sections 10 through 15 of this Agreement; and shall be released by the Escrow Agent within five days after the Publication Date by the mailing or delivery to each Company Affiliate of the stock certificate(s) identified next to his or her name on Schedule C hereto.

9. SECURITY INTEREST IN ESCROW FUND

     (a) The Shareholders hereby grant to Omnicom a first priority perfected security interest in the Escrow Fund to secure the performance of the indemnification obligations under Section 11.2 of the Merger Agreement and this Escrow Agreement. The Escrow Agreement shall constitute a security agreement under applicable law.

     (b) The parties agree that this security interest shall attach as of the execution of this Escrow Agreement. The parties agree that, for the purpose of perfecting Omnicom's security interest in the above designated Escrow Fund held by the Escrow Agent pursuant to this Escrow Agreement, Omnicom designates the Escrow Agent to acquire and maintain possession of the Escrow Fund and act as bailee for Omnicom with notice of Omnicom's security interest in said property under the Uniform Commercial Code and that by possession of the Escrow Fund, the Escrow Agent acknowledges that it holds the Escrow Fund for Omnicom for purposes of perfecting the security interest. The Representative and the Escrow Agent shall take all other actions requested by Omnicom to maintain the perfection and priority of the security interest in the Escrow Fund; provided that the Escrow Agent and the Representatives do not make any representation or warranty with regard to the creation or perfection, hereunder or otherwise, of any such security interest, and shall have no responsibility at any time to ascertain whether or not any security interest exists.

     (c) Omnicom shall release the security interest herein granted and the security interest shall be terminated to the extent of any disbursement of the Escrow Fund hereunder by Escrow Agent in accordance with the terms of this Escrow Agreement. Upon final disbursement of the Escrow Fund to Omnicom or the Shareholders, Omnicom shall do all acts and things reasonably necessary to release and extinguish such security interest. The parties hereto specifically agree that the grant of this security interest pursuant to this Section 8 shall not in any way modify the procedures the parties hereto must follow with respect to the release of Common Stock from the Escrow Fund.

10. ESCROW AGENT'S DUTIES AND FEES

     10.1 Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and shall not be required to refer to the Purchase Agreement in carrying out its duties hereunder. The Escrow Agent shall not be bound by, or have any responsibility with respect to, any other agreement between any of the parties. The Escrow Agent shall have no duty or responsibility with regard to any loss resulting from the decline in the market value of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent need not maintain any insurance with respect to the Escrow Fund.

     10.2 Reliance. The Escrow Agent, acting (or refraining from acting) in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind unless caused by gross negligence or willful misconduct, and the Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; provided that, as set forth below, modification of this Escrow Agreement shall be signed by all of the parties hereto. The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of any part of the Escrow Fund to any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

     10.3 Good Faith. Each of Omnicom and the Representative, on behalf of the Shareholders, jointly and severally, hereby agrees to indemnify the Escrow Agent, its officers, directors, agents or employees for, and to hold the Escrow Agent, its officers, directors, agents or employees for, harmless against, any loss, liability, expense (including reasonable attorneys' fees and expenses), third party claim and demand, incurred by it without gross negligence or bad faith on its part, arising out of or in connection with its entering into this Escrow Agreement and the carrying out of its duties hereunder and in any event its liability shall be limited to direct damages and shall not include special or consequential damages; 50% of any such losses shall be payable by Omnicom and 50% shall be payable by the Representative on behalf of the Shareholders. The Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The foregoing indemnification shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

     10.4 Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder at any time by giving 30 days' notice in writing of such resignation to the Representative and Omnicom. The

Representative and Omnicom, together, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice in writing of such termination specifying the date upon which such termination shall take effect. In either such event, the Representative and Omnicom hereby agree to promptly appoint a successor escrow agent; if the Representative and Omnicom are unable to appoint a successor escrow agent within 25 days after the Escrow Agent's notice of resignation, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor. The parties hereto agree that, upon demand of such successor escrow agent, all property in the Escrow Fund shall be turned over and delivered to such successor escrow agent, which thereupon shall become bound by all of the provisions hereof. Notwithstanding any of the foregoing, no appointment of a successor Escrow Agent shall become effective until all fees, charges and expenses of the original Escrow Agent have been paid. The original Escrow Agent will not be liable for the acts or omissions of any successor hereunder.

     10.5 Fees and Expenses. Omnicom and the Surviving Corporation each agrees to pay to the Escrow Agent one-half of the fees determined in accordance with, and payable as specified in, the Schedule of Fees attached hereto as Attachment 1 as compensation for the services to be rendered by it hereunder and to pay or reimburse the Escrow Agent for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by it in connection with the carrying out of its duties hereunder.

11. WAIVERS

     This Escrow Agreement may be amended, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver of any nature, whether by conduct or otherwise in any one or more instances, of any provision hereof, shall be deemed to be, or construed as, a further or continuing waiver of any such provision or of another provision hereof.

12. NOTICES

     Any notice, instructions or other communication required or which may be given hereunder (including without limitation the delivery of Common Stock to the Representative out of the Escrow Fund) shall be in writing either delivered personally or mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, and shall be deemed given when so delivered personally, mailed or sent by facsimile, as follows:

        If to Omnicom or the Surviving Corporation, to:

               Omnicom Group Inc.
               437 Madison Avenue
               New York, New York 10022
               Attention: Secretary
               Fax No.: 212-415-3536


        if to the Representative, to:

               Mr. Paul H. Alvarez
               c/o Omnicom Group Inc.
               437 Madison Avenue
               New York, New York 10022
               Fax No.:  212-415-3530


        and if to the Escrow Agent, to:

               The Chase Manhattan Bank, N.A.
               4 Chase Manhattan Center, 3rd floor
               Brooklyn, New York 11245
               Attention: Escrow Department
               Fax No.: 718-242-3529


     Any party may change the persons and addresses to which notices, payments, instructions or other communications are to be sent to such party by giving written notice of any such change in the manner provided herein for giving notice. Notices sent by facsimile transmission shall be confirmed in writing by registered or certified mail, return receipt requested.

13. ARBITRATION

     If any demand shall be made for arbitration hereunder in respect of any Claim or other matter in dispute hereunder between the Representative and Omnicom, such Claim or matter shall be settled by arbitration in New York, New York, before one arbitrator chosen from the Commercial Panel in accordance with the Rules then pertaining of the American Arbitration Association. The arbitrator shall consider only the items in dispute and shall be instructed to act within thirty days to resolve all items in dispute. The "final decision" of the arbitrator shall be a conclusive determination of the matter and shall be binding upon the Representative, the Shareholders, Omnicom, the Surviving Corporation and the Escrow Agent, and shall not be contested by any of them. In making its determination the arbitrator shall be instructed to take into account the definition of Losses, the limitations of liability applicable to Losses, and other provisions of Article XI of the Merger Agreement. The arbitrator shall determine the party (Omnicom or the Representative, as the case may be) whose asserted positions before the arbitrator are in the aggregate further from the aggregate resolutions determined by the arbitrator, which non-prevailing party shall pay the costs and expenses of the arbitrator.

14. JURY WAIVER

     All parties to this Agreement waive any rights they may have to a jury trial.

15. MISCELLANEOUS

     (a) This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     (b) This Escrow Agreement shall be binding upon, and inure to the benefit of the Representative (or his successor) and the successors and assigns of

Omnicom, and the Escrow Agent, but no delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other parties hereto, except for the provisions of Section 9.4 hereof respecting successor escrow agents.

     (c) The section headings contained in this Escrow Agreement are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Escrow Agreement.

     WITNESS the execution of this Escrow Agreement as of the date first above written.

                                       OMNICOM GROUP INC.

                                       By:
                                          --------------------------------------

                                       KETCHUM COMMUNICATIONS
                                       HOLDINGS, INC.

                                       By:
                                           -------------------------------------
                                           Paul H. Alvarez

                                       THE CHASE MANHATTAN BANK, N.A.

                                       By:
                                          --------------------------------------

                                                  Schedule A to Escrow Agreement



                      Shares Subject to General Escrow Fund

                                [To be completed]

                                                  Schedule B to Escrow Agreement



                      Shares Subject to Special Escrow Fund

                                [To be completed]

                                                  Schedule C to Escrow Agreement



                       Additional Shares to be Held Until
                              the Publication Date

                                [To be completed]

                                                   Exhibit 1 to Escrow Agreement


                      Terms Defined in the Merger Agreement
                               and their Meanings

     "Affiliates Representation Letter" means the letter delivered by each Company Affiliate pursuant to Section 7.2 of the Merger Agreement.

     "Asserted Liability" means any demand, claim or circumstances which gives rise, or with lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses.

     "Closing Date" means ________, 1996, or such other date chosen by the parties to the Merger Agreement for the closing of the transactions contemplated by the Merger Agreement in accordance with Section 2.2 of the Merger Agreement.

     "Company Affiliate" means those persons identified on Schedule C hereto as "affiliates" of the Company, as the term "affiliate" is used in Paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 or in SEC ASR No. 135.

     "Effective Time" means the time when the Merger shall have become effective.

     "Indemnified Parties" mean Omnicom and its affiliates, directors, officers and employees.

     "Losses" mean all liabilities (including liabilities for taxes), obligations, bonuses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees, whether or not suit is brought) of whatever kind and nature, to the extent not covered by insurance which the applicable Indemnified Parties will be entitled to obtain the benefits.

     "Omnicom Stock" means shares of Omnicom common stock, par value $.50 per share.

     "Subsidiary" means all of the Company's directly and indirectly owned subsidiaries.

                                                   Exhibit 2 to Escrow Agreement

                              GENERAL CLAIMS NOTICE


[Paul H. Alvarez] [Edward Graf], as Shareholder Representative
Ketchum Communications Holdings, Inc.
Six, PPG Place
Pittsburgh, Pennsylvania 15222

The Chase Manhattan Bank, N.A.
4 Chase MetroTech Center, 3rd Floor
Brooklyn, New York 11245
Attention:  Escrow Department

Gentlemen:

     The undersigned refers to the Escrow Agreement by and among Omnicom Group Inc., Ketchum Communications Holdings, Inc., Paul H. Alvarez as Representative, and The Chase Manhattan Bank, N.A. dated ___ __, 1996 (the "Escrow Agreement"; the terms defined therein being used herein as therein defined) and hereby gives you notice, pursuant to Section 2.1 of the Escrow Agreement that [Name of Indemnified Party] has suffered General Losses in the [approximate] amount of $_______. The General Losses are in the nature of [provide description of the General Losses].


                                         Very truly yours,

                                         OMNICOM GROUP INC.


                                         By
                                            ------------------------------------

                                                   Exhibit 3 to Escrow Agreement


                               PUBLICATION NOTICE

The Chase Manhattan Bank, N.A.
4 Chase MetroTech Center, 3rd Floor
Brooklyn, New York 11245
Attention:  Escrow Department

Gentlemen:

     The undersigned refers to the Escrow Agreement by and among Omnicom Group Inc., Ketchum Communications Holdings, Inc., Paul H. Alvarez as Representative, and The Chase Manhattan Bank, N.A. dated ___ __, 1996 (the "Escrow Agreement"; the terms defined therein being used herein as therein defined) and hereby gives you notice, that Omnicom has released and published financial results of the combined operations of Omnicom and the Surviving Corporation covering a period of at least 30 days after the Effective Time of the Merger.

     Accordingly, the Publication Date has occurred. You are hereby authorized and directed to mail or deliver to each Shareholder the stock certificate(s) identified next to his or her name on Schedule C hereto.


                                           Very truly yours,

                                           OMNICOM GROUP INC.



                                           By
                                              ----------------------------------